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                       [FIRST BANCTRUST CORPORATION LOGO]

                          FIRST BANCTRUST CORPORATION
                            101 South Central Avenue
                                 Paris, IL 61944
                                 (217) 465-6381

                                                                   EXHIBIT 99.1


For Further Information:

Terry J. Howard
President and Chief Executive Officer
(800) 228-6381

NOVEMBER 10, 2006

            FIRST BANCTRUST CORPORATION REPORTS THIRD QUARTER RESULTS
                                       AND
                    DECLARES REGULAR QUARTERLY CASH DIVIDEND

                  -   NET INTEREST INCOME CONTINUES TO INCREASE
                  -   LOAN GROWTH CONTINUES
                  -   SIXTH BRANCH TO OPEN IN DECEMBER

PARIS, IL, NOVEMBER 10, 2006--First BancTrust Corporation (Nasdaq: FBTC), today reported third quarter net income of $272,000, or 12 cents per diluted share, compared with $262,000, or 11 cents per diluted share, a year earlier. For the nine months ended September 30, 2006, net income was $780,000, or 34 cents per diluted share, compared with $965,000, or 40 cents per diluted share, for the prior year period.

Terry J. Howard, president and chief executive officer, stated "Our efforts to increase and further diversify our loan portfolio have been rewarded again this year. This growth has fostered an increase in net interest income during a time when interest rates increased but the yield curve remained flat. We have also continued to seek out new, lower-cost sources of funding including the purchase of a branch of a competing financial institution in Rantoul, Illinois."

NET INTEREST INCOME

First BancTrust's net interest margin for the first nine months of the year was at 3.15 percent, down from 3.43 percent for the same period a year earlier. However, for the nine month period, net interest income increased about $347,000 to $6.0 million. Net interest income for the third quarter increased 6.9 percent, or $129,000, to $1.99 million from $1.86 million a year earlier, primarily due to increased interest income from growth in the balance of portfolio loans.

NONINTEREST INCOME, EXPENSE

For the nine-month period noninterest income increased $113,000 to $2.61 million. Third quarter noninterest income increased $49,000 to $897,000 compared to $848,000 for the same period a year ago, primarily as a result of increases in customer service and other fees partially offset by a reduction in net loan servicing fees of $24,000.

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For the nine-month period, noninterest expense increased $843,000 to $7.4 million from $6.6 million. Noninterest expense for the third quarter increased $186,000 to $2.5 million from the $2.3 million reported during the same quarter last year. The primary reasons for the increase in both time periods were the increase in salaries and benefits resulting from the increase in the number of employees and locations over last year, as well as increases in office occupancy, equipment, and data processing expenses resulting primarily from the acquisition of Rantoul First Bank on October 1, 2005 and the opening of First Bank of Martinsville on May 1, 2006. However, noninterest expense during the third quarter includes non-recurring charges of $91,000 related to the write-off of portions of the building removed during the renovation and expansion of the main office in Paris, Illinois.

LOANS, DEPOSITS

Total assets at September 30, 2006, were $291.5 million compared with $273.9 million at December 31, 2005, an increase of $17.6 million or 6.4%. During the same period of time, loans, net of allowance for loan losses, increased by $26.3 million from $156.9 million to $183.2 million, an increase of 16.7 percent. Deposits increased by $29.7 million or 15.3% to $223.7 million compared with $194.0 million at year-end 2005. Howard reported that the purchase of a second branch in Rantoul, Illinois, should be completed in December, 2006, resulting in an increase in deposits of approximately $12 million.

QUARTERLY DIVIDEND

Howard also announced that the board of directors had declared a regular quarterly cash dividend of 6 cents per common share, payable December 15, 2006 to stockholders of record at the close of business on December 4, 2006. This marks the 21st consecutive quarterly dividend the company has paid.

ABOUT FIRST BANCTRUST

First BancTrust Corporation is a holding company that owns all of the capital stock of First Bank & Trust, S. B., an Illinois-chartered savings bank that conducts business from its main office located in Paris, Illinois, and branch banks in Marshall, Savoy, Rantoul, and Martinsville, Illinois. On September 30, 2006, the company had $292 million of total assets, $265 million of total liabilities and $26 million of stockholders' equity.



Footnote:



This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 as amended, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words



                                      -2-
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"believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company and its wholly-owned subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory provisions; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality of composition of the loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.





                              ... TABLES FOLLOW ...




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

                                                 FIRST BANCTRUST CORPORATION
                                               Selected Financial Information
                                          (in thousands of dollars except share data)

----------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA                                                                                      SEPT. 30,        DEC. 31,
                                                                                                           2006            2005
                                                                                                      --------------  ------------
                                                                                                      (unaudited)
Total Assets                                                                                          $  291,517      $    273,865
Cash And Cash Equivalents                                                                                 10,621            12,447
Investment Securities                                                                                     69,372            79,861
FHLB Stock                                                                                                 4,724             6,608
Loans Held For Sale                                                                                          882               642
Loans, Net of Allowance for
   Loan Losses of $2,504 and $2,662                                                                      183,187           156,885
Deposits                                                                                                 223,714           193,975
Federal Home Loan Bank Advances                                                                           33,200            43,200
Stockholders' Equity                                                                                      26,421            26,046

Book Value Per Common Share                                                                           $    11.27      $      11.00

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
SUMMARY OF OPERATIONS                                          THREE MONTHS ENDED SEPT. 30          NINE MONTHS ENDED SEPT. 30
                                                                   2006             2005                 2006            2005
                                                               --------------   --------------      --------------   -------------
                                                                                            (unaudited)
                                                               -------------------------------------------------------------------
Interest Income                                                $    4,256          $    3,220         $   11,973       $     9,270
Interest Expense                                                    2,264               1,357              6,016             3,660

Net Interest Income                                                 1,992               1,863              5,957             5,610

Provision For Loan Losses                                              68                  99                163               287

Net Interest Income After Provision For Loan Losses                 1,924               1,764              5,794             5,323
Noninterest Income                                                    897                 848              2,613             2,500
Noninterest Expense                                                 2,491               2,305              7,432             6,589

Income Before Income Tax                                              330                 307                975             1,234
Income Tax Expense                                                     58                  45                195               269

Net Income                                                     $      272          $      262         $      780      $        965


SHARE DATA
    Weighted Avg. Shares Out. - Basic                           2,211,224           2,205,758          2,206,721         2,250,875
    Weighted Avg. Shares Out. - Diluted                         2,311,803           2,348,986          2,317,336         2,390,816

Basic Earnings Per Share                                       $     0.12          $     0.12         $     0.35      $       0.43
Diluted Earnings Per Share                                     $     0.12          $     0.11         $     0.34      $       0.40

RATIOS BASED ON NET INCOME
Return on Average
    Stockholders' Equity                                             4.17%               3.96%              3.99%             4.78%
    Return On Average Assets                                         0.37%               0.44%              0.37%             0.41%


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